UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement.

☒	Definitive additional materials.

☐	Soliciting material pursuant to Section 240.14a-12

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Argo Group Mails Letter to Shareholders Setting the Record Straight on
Capital Returns’ Many Naïve and False Claims

Capital Returns’ Claims Do Not Reflect the Reality of Argo’s Actions

Urges Shareholders to Continue to Support Argo’s Positive Momentum by Voting “FOR” All Argo’s Highly Qualified Director Nominees on the BLUE Proxy Card Today

HAMILTON, BERMUDA — November 29, 2022 – Argo Group International Holdings, Ltd. (NYSE: ARGO) (“Argo” or “the Company”) today announced that it is mailing a letter to shareholders in connection with its 2022 Annual Meeting of Shareholders urging all Argo shareholders to vote the BLUE proxy card “FOR” ALL seven of Argo’s highly qualified director nominees. The Annual Meeting will be held on December 15, 2022, and shareholders of record as of October 26, 2022 are entitled to vote at the meeting.

The full text of the letter follows and can be found at the investor relations section of the Company’s website.

November 29, 2022

Dear Fellow Shareholders,

As we approach our 2022 Annual Meeting of Shareholders on December 15, 2022, you face an important and time sensitive decision regarding your investment in Argo.

Your Board of Directors has undertaken actions to successfully transform Argo into a leading U.S. specialty insurer, and as a result of these actions:

✓	Our stock has outperformed our insurance peers since we announced the sale of our Lloyd’s Syndicate 1200 in September 2022, which we believe indicates the stability of our reshaped business and confidence in our improved operating model.
✓	We have progressed into the later stages of our ongoing strategic review process to evaluate a range of alternatives, including a potential sale of the whole Company.
✓	The Board remains open to considering any and all credible proposals to maximize shareholder value, and Argo’s financial advisor has conducted exhaustive outreach to more than 80 parties.
✓	The Board has ensured shareholder alignment in the boardroom with our appointment of J. Daniel Plants, Chief Investment Officer of Voce Capital Management LLC, Argo’s largest shareholder with approximately 9.5% of the Company’s shares, to the Board and as Chair of the Strategic Review Committee.

Despite these actions, one of our shareholders, Capital Returns Master, Ltd., has initiated a proxy contest to replace two of Argo’s directors – Bernard Bailey and Al-Noor Ramji – with its own candidates, Ronald Bobman and David Michelson. Over the past year of interactions between Argo and Capital Returns, Capital Returns has only proposed that Argo commence a strategic review process and appoint its nominees to the Board. As Argo shareholders are well aware, the Board is already undertaking a strategic review, and we are continuing to explore other value maximizing alternatives, including a sale of the whole Company.

Your Board and management team have engaged with Capital Returns multiple times, including in meetings with the Board Chairman. In addition, the Board’s Nominating and Corporate Governance Committee has formally interviewed both of Capital Returns’ candidates and unanimously determined that neither Bobman nor Michelson would be additive to your Board’s collective skillset, and worse, if either one of them were to be exchanged for an existing director, that outcome would diminish the level of expertise and diversity on your Board and could delay or hinder the strategic review just as it enters its most critical phase.

×	Mr. Bobman has no public company board experience, and any insurance background he may possess is already well represented on the Board. In stark contrast to Argo’s current directors, it is evident from Mr. Bobman’s claims that he lacks a fundamental understanding of the fiduciary duties that a board has to all its shareholders. In addition, Argo’s recent appointment of Mr. Plants, Chief Investment Officer of Voce Capital, Argo’s largest active shareholder, ensures shareholder views are well represented in the boardroom.
×	Mr. Michelson serves as an advisor or director of at least six other companies. One of these companies, FedNat Insurance, has suffered a ~98% stock price decline, been delisted from Nasdaq and defaulted on senior notes during Mr. Michelson’s tenure as a director. Given Mr. Michelson’s demanding ongoing commitments and his dismal track record at FedNat, the Board is rightfully skeptical of Mr. Michelson’s ability to dedicate the necessary time to the Argo Board.

Our Board is highly engaged, having met more than 60 times in 2022 and more than 30 times since publicly announcing our strategic review process, and is laser-focused on ensuring the Company is on the right path to maximizing value for shareholders. We believe this is contrary to Mr. Bobman’s actions. It is our strong view that the ongoing strategic review process is best overseen by the current Argo Board of Directors and its Strategic Review Committee, not Capital Returns’ nominees.

We encourage you to protect the value of your investment by voting “FOR” Argo’s nominees on the BLUE proxy card prior to the deadline of 9:00 a.m. local Bermuda time (8:00 a.m. Eastern Time) on December 13, 2022.

SETTING THE RECORD STRAIGHT

The Board and management team have met with Mr. Bobman several times to discuss his views. Despite repeated invitations, Mr. Bobman has failed to offer any tangible recommendation or suggestion for creating shareholder value beyond launching a strategic alternatives process – which the Board already publicly announced and is now in the latter stages of conducting.

We want to ensure you have the correct facts before you make important decisions about the future of your investment in Argo. Below are just a few examples of Mr. Bobman’s naïve, and in many cases factually false, claims that do not reflect the reality of Argo’s actions.

Claim	REALITY
Errors in judgment

✓    Citing Mr. Bradley’s appointment as CEO as an example of a lack of succession planning is misleading given the Board had that succession plan in place long before its prior CEO Kevin Rehnberg departed Argo for health reasons.

✓    Argo is fortunate to have a CEO and Chair as experienced as Mr. Bradley step into this role and lead the Board during the ongoing strategic review process. Previously, Mr. Bradley served as Chief Financial Officer and Vice President of Allied World Assurance Company Holdings, including at the time of its sale to Fairfax Financial Holdings Ltd. He was also formerly Executive Vice President & Chief Financial Officer at Fair Isaac Corporation and at the St. Paul Companies and held senior operating roles at Zurich Insurance Group. Mr. Bradley’s deep financial acumen and understanding of the insurance industry, as well as his highly relevant operational experience having held executive positions at a number of public companies, have provided him with keen strategic insight to manage a leading U.S. specialty underwriter. His knowledge and leadership have been critical in steadying the organization and executing its transformation.

✓    Furthermore, if Mr. Bobman was so adamant about the Board pursuing a strategic review, would he have preferred that the Board pause its ongoing review process to run an executive search rather than proceed with Mr. Bradley as CEO? How would the Board have successfully recruited a credible external CEO candidate amidst an ongoing review process?

✓    Additionally, if Mr. Bobman is so concerned with Mr. Bradley not having previously served as a public company CEO, shareholders might equally wonder if they should be concerned with Mr. Bobman’s lack of experience on ANY public company board.

Delay in acceding to Capital Returns’ logic

✓    The hubris of Capital Returns’ statements claiming to have motivated Argo’s announcement of its strategic review demonstrate the level of detachment from reality that the Nominating and Corporate Governance Committee experienced when interviewing Capital Returns’ nominees.

✓    For example, Capital Returns professed in its calls for a strategic review that it was aware of bidders willing to pay $70 - $80 per share.[1] Argo welcomed then, as it does now, any such bidders. Unfortunately, Mr. Bobman couldn’t procure any $70 - $80 per share bidder then, and now is hardly the time to disrupt the review process by adding misinformed individuals so detached from reality to the Board.

✓    While Capital Returns would like to portray Argo as shunning its “help,” the reality is that Mr. Bobman, after repeated interaction with management and directors, demonstrated that he could offer no real insight or assistance either in the form of original ideas or concrete actions.

✓    Capital Returns’ claim that the Board dallied rather than immediately accede to its public demand for a sale process ignores the fact that the Board was engaged in dialogue with several long-term shareholders during this period (including, but not limited to, Voce Capital) before taking the significant step of publicly announcing the strategic review in April 2022.

1 Per Capital Returns’ letter to Argo’s Board of Directors on September 13, 2021.

Piecemeal asset sales

✓    What Capital Returns would attempt to portray as “piecemeal” asset sales is actually a direct result of a thorough and probing review process where Argo listened carefully to bidders and its advisors; the result of those transactions allowed Argo to restart a more robust strategic review process in September, which is ongoing.

✓    After our initial outreach to bidders in April and May, we received feedback that we would need to further advance the simplification of Argo’s portfolio and exit international business lines in order for suitors to seriously consider a potential strategic transaction or acquisition of the whole Company.

✓    Argo took action to respond to this feedback throughout the ongoing strategic review process, entering into the LPT with Enstar and entering into a definitive agreement for the sale of Argo Underwriting Agency Limited and its Lloyd’s Syndicate 1200 to Westfield. And, these strategic transactions follow the significant divestitures Argo has made over the last two years to exit international businesses, including businesses in Italy, Brazil, Malta and most recently the United Kingdom, to focus on its most attractive business lines. Now, Argo is better positioned to entertain bids for the remaining U.S. specialty insurance business.

✓    Your Board also finds it characteristically inconsistent of Mr. Bobman to claim credit for the idea of asset divestitures, including the pending sale of Syndicate 1200, and then to criticize the Board for executing the same “piecemeal” sales for which he advocated.

Delayed the annual meeting

✓    Argo’s Board is highly engaged, having met more than 60 times in 2022 and more than 30 times since publicly announcing our strategic review process, and is laser-focused on ensuring the Company is on the right path to maximizing value for shareholders.

✓    Argo’s management team has devoted a very significant portion of their time to the strategic review process.

✓    We delayed our Annual Meeting in order to focus on the very issue which Mr. Bobman wanted the Board and management team to address – a strategic review.

✓    Mr. Bobman’s problem is not with the delay. His problem is with the Board’s assessment that he and Mr. Michelson are unfit to be on the Board – in temperament, judgment and relevant experience.

Mr. Bailey had never purchased any Argo shares in the open market

✓    Despite Capital Returns’ false claims, SEC filings show that Mr. Bailey invested almost $100,000 of his own capital in open market purchases at the time he joined the Board.

✓    As reported in its own filings, Capital Returns has been regularly selling blocks of Argo stock since April 2022. In fact, during the period from Argo’s strategic process update on September 8, 2022 to October 31, 2022, Capital Returns reduced its position in Argo by almost 95,000 shares, which equated to a 24% reduction in its Argo holdings during such period.

✓    Unlike Capital Returns, Mr. Bailey has never sold a single Argo share.

✓    Capital Returns’ ongoing sales of Argo shares lead the Board to seriously question whether Capital Returns is a long-term investor and if its nominees have the best interests of Argo’s shareholders in mind.

Questionable nominee skillsets

✓    Mr. Bailey and Mr. Ramji bring expertise important to the Company’s business, including significant operational M&A experience, and they have been instrumental in overseeing the execution of the Company’s transformation.

✓    Mr. Bailey, the Board’s Lead Independent Director, brings extensive prior public board and CEO experience; he is a recognized national expert in corporate governance and an integral member of the Strategic Review Committee.

✓    Mr. Bailey has served as a director at nine public companies, and of the nine, four of them were ultimately acquired while Mr. Bailey was a serving director.

✓    Contrary to Capital Returns’ claim that Mr. Bailey was a director at Point Blank Solutions at the time it filed for bankruptcy, Mr. Bailey resigned from the board due to concerns over the governance of the company a year prior to the bankruptcy filing.[2]

✓    Mr. Ramji, as the Chair of the Risk and Capital Committee, has played a critical role in the reduction of the Company’s catastrophe risk exposures and overall reduction of volatility through lowering of its probable maximum losses (PMLs).

✓    Mr. Ramji has also served on the management teams and boards of both public companies and private equity-backed investments, overseeing multiple sale processes, including at Prudential plc, Northgate Capital, Calypso Technology, Virtusa, MISYS plc and iSoftStone Information Service Corporation.

ACT TODAY—VOTE THE BLUE PROXY CARD TODAY TO ENSURE SHAREHOLDERS RECEIVE MAXIMUM VALUE FOR THEIR INVESTMENT

We urge you not to be distracted by Capital Returns’ self-serving agenda and steady drumbeat of naïve or false claims made in an attempt to disrupt the positive momentum your Board and management team have developed, particularly with respect to our strategic review process.

This is a critical moment in Argo’s history. It is imperative that we continue the process we have underway to maximize value for shareholders.

We encourage you to vote the BLUE proxy card “FOR” ALL of Argo’s seven highly qualified director nominees at the upcoming 2022 Annual Meeting. Your Board does NOT endorse either of Capital Returns’ nominees and strongly urges you to disregard any white proxy card you receive from Capital Returns.

Thank you for your continued support.

Sincerely,

The Board of Directors of Argo Group

2 Point Blank Solutions Form 8-K/A filing on June 15, 2009.

YOUR VOTE IS EXTREMELY IMPORTANT—NO MATTER HOW MANY SHARES YOU OWN!

Please submit your BLUE proxy card prior to the deadline of 9:00 a.m. local Bermuda time (8:00 a.m. Eastern Time) on December 13, 2022.

If you have any questions, or need assistance in voting

your shares on the BLUE proxy card,

please call our proxy solicitor:

INNISFREE M&A INCORPORATED

Shareholders in the U.S. and Canada Call Toll-Free at +1 (877) 750-9496

Banks and Brokers Call Collect at +1 (212) 750-5833

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an underwriter of specialty insurance products in the property and casualty market. Argo offers a full line of products and services designed to meet the unique coverage and claims-handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group and its insurance subsidiaries are rated ‛A-’ by Standard & Poor’s. Argo’s insurance subsidiaries are rated ‛A-’ by A.M. Best. More information on Argo and its subsidiaries is available at argogroup.com.

FORWARD-LOOKING STATEMENTS

This press release and any related oral statements may include forward-looking statements that reflect our current views with respect to future events and financial and operational performance. Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “positioning,” “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “confident,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “create,” “maximize,” “guidance,” “objective,” “outcome,” remain optimistic,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track,” “simplifies” and similar expressions of a future or forward-looking nature. Such statements are subject to certain risks and uncertainties that could cause actual events or results to differ materially. For a more detailed discussion of such risks and uncertainties, see Item 1A, “Risk Factors” in Argo’s Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended December 31, 2021, as supplemented in Argo’s subsequent Quarterly Reports on Form 10-Q, and in other filings with the U.S. Securities and Exchange Commission. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo that Argo’s objectives will be achieved. Argo undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You should not place undue reliance on any such statements. Each of the transactions referenced in this press release is subject to risks and uncertainties, including, but not limited to, that the transactions may be unable to be completed because of the failure to obtain required regulatory approvals or satisfy (or obtain waivers of) the closing conditions and uncertainty as to the timing of completion of the transactions.

Contacts

Investors:

Andrew Hersom
Head of Investor Relations
860-970-5845
andrew.hersom@argogroupus.com

Gregory Charpentier
AVP, Investor Relations and Corporate Finance
978-387-4150
gregory.charpentier@argogroupus.com

Media:

David Snowden
Senior Vice President, Group Communications
210-321-2104
david.snowden@argogroupus.com